PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated June 7, 2010)	Registration No. 333-167144

Pointer Telocation Ltd.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO 644,034 ORDINARY SHARES

We are distributing at no charge to the holders of our ordinary shares as of the close of business on June 29, 2012, which we refer to as the record date, subscription rights to purchase up to an aggregate of 644,034 of our ordinary shares.  We will distribute to you one right for every 7.626 ordinary shares that you own on the record date.  Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.

Each right entitles the holder to purchase, at a price of $2.90 per share, one ordinary share.  Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed.  Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

The rights are exercisable beginning after 5:00 p.m., New York City time on June 29, 2012 and ending on July 26, 2012 at 5:00 p.m., New York City time, unless we decide to terminate the rights offering earlier.  Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.

The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration of the rights offering.  American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register maintained by it promptly after such date.  Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

There is no minimum subscription requirement to consummate the rights offering.  However, DBSI Investments Ltd., or DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full.

The subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on any trading market. We may terminate or cancel the offering at any time prior to its expiration.  If the offering is terminated, then we will return your subscription price payment, but without any payment of interest.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “PNTR.”  The last sale price of our ordinary shares on the NASDAQ Capital Market on June 18, 2012 was $2.90 per share.  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Capital Market.

On May 1, 2012 the aggregate market value of our outstanding ordinary shares held by non-affiliates was $5,796,309.  As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

            INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE  S-21, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE DECIDING WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this Prospectus is June 19, 2012.

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us.  We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus.  We have not authorized anyone to provide you with different information.  If you receive any other information, you should not rely on it.  We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted.  You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

In this prospectus to, references to "the Company," "we," "us" and "our" refer to Pointer Telocation Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. In addition, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering.  The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks relating to the rights offering, our business, our ordinary shares and our location in Israel.

Exercising the rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page S-21 of this prospectus and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Q:           What is a rights offering?

A:           A rights offering is a distribution of subscription rights on a pro rata basis to all existing shareholders of a company to buy a proportional number of additional securities at a given price.  We are distributing to holders of our ordinary shares, at no charge, as of the close of business on the record date (June 29, 2012), subscription rights to purchase up to an aggregate of 644,034 of our ordinary shares.  You will receive one subscription right for every 7.626 ordinary shares you own at the close of business on the record date.  Each right carries with it a basic subscription right and an over-subscription right.  The basic and over-subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic instruments issued through the facilities of the Depository Trust Company, or DTC, in the United States.

Q:           What is a right?

A:           We will issue one right for every 7.626 of our ordinary shares that you own on the record date.  Each right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase, at the subscription price of $2.90 per right, one ordinary share.  Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.

Q:           Why are we undertaking the rights offering, and how will we use the proceeds from the rights offering?

A:           We are making the rights offering to raise funds primarily to repay the Bridge Loan (as defined below) and for general working capital purposes, including supporting our foreign subsidiaries and expanding our existing foreign operations.

The rights offering provides our existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain, and possibly increase, their proportional ownership interest in us.

Q:           How much money will we raise as a result of the rights offering?

A:           We estimate that the net proceeds from the rights offering will be approximately $1.79 million, after deducting expenses related to the rights offering payable by us, estimated at approximately $80,000.

Q.           May I transfer my subscription rights?

A.           No. The subscription rights may not be sold or transferred except for being transferable by operation of law.  There will be no “trading day” on the NASDAQ Capital Market (or any other stock market) for the subscription rights.

Q:           What is a basic subscription right?

A:   Each basic subscription right gives you the opportunity to purchase one of our ordinary shares.  You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

For example, if you own 763 of our ordinary shares on the record date and you are granted one basic subscription right for every 7.626 ordinary shares you own at that time, then you would have the basic right to purchase, at an aggregate price of up to $290.00, up to 100 ordinary shares.

If you hold your ordinary shares in the name of a broker, dealer, bank or other nominee who uses the services of the DTC, then DTC will credit the account of the nominee with one right for every 7.626 ordinary shares you own at the record date.

Q:           What is an over-subscription right?

A:   If you elect to purchase all of the securities available to you pursuant to your basic subscription right, you may also elect to subscribe for additional rights that remain unsubscribed as a result of any other shareholders not exercising their basic subscription rights.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed (see “The Rights Offering – Allocation and Exercise of Over-Subscription Rights”).  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Q:           Who may participate in the rights offering?

A:           Only holders of record of our ordinary shares as of the close of business on June 29, 2012 (the record date) are entitled to participate in the rights offering.

Q:           Will the officers, directors and significant shareholders of Pointer be exercising their rights?

A:           Our officers, directors and greater than 5% beneficial shareholders may participate in the rights offering, but other than DBSI, none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate. DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full. As of the date of this prospectus, DBSI beneficially owns approximately 45.5% of our outstanding shares.

Q:           Will the subscription rights and the ordinary shares that I receive upon exercise of my rights be tradable on the NASDAQ Capital Market?

A:           Our ordinary shares are listed on the NASDAQ Capital Market under the ticker symbol “PNTR.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Capital Market.  However, the subscription rights may not be sold or transferred except for being transferable by operation of law, and will not be tradable on the NASDAQ Capital Market or any other trading market.

Q:           How do I exercise my basic subscription right and over-subscription right?

A:           Shortly after the record date we will send a rights certificate to each holder of our ordinary shares that on the record date is registered in our shareholder register maintained by American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, which is also acting as the subscription agent for the rights offering.  The rights certificate will evidence the number of rights issued to each holder and will be accompanied by a copy of this prospectus.

            If you are a record holder of our ordinary shares and you wish to exercise your subscription rights, you should complete the exercise form on the back of the rights certificate and send the certificate, accompanied by the subscription price, to the subscription agent.  The subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of the rights offering.

If you are a record holder, in order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional rights you are willing to exercise pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.  All funds from over-subscription rights that are not honored will be promptly returned to shareholders, without interest or deduction. See “The Rights Offering – Methods of Exercise of Rights for Record Holders.”

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

If you are a record holder that resides in Israel, rather than exercising via the subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Rosh Haayin, Israel, accompanied by evidence of a wire transfer to Pointer Telocation Ltd.  Payment to us must be denominated in U.S. dollars.  The subscription rights certificate, together with full payment of the subscription price, must be received by us on or prior to the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and payment of the subscription price. See also "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders".

Q:           Am I required to subscribe in the rights offering?

A:           No.  You may exercise any number of your subscription rights, or you may choose not to exercise subscription rights at all.

Q:           What happens if I choose not to exercise my subscription rights?

A:           You will retain your current number of ordinary shares even if you do not exercise your basic subscription rights.  However, if you do not exercise your basic subscription right in full, the percentage of our ordinary shares that you own will decrease, and your voting and other rights will be diluted to the extent that other shareholders exercise their basic and over-subscription rights. In addition, as a result of DBSI's over-subscription commitment, if shareholders don’t  exercise their subscription rights, DBSI's percentage ownership of our ordinary shares will increase.

Q:           When will the subscription rights expire?

A:           The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time on July 26, 2012, unless we decide to terminate the rights offering earlier.  We or the subscription agent must actually receive all required documents and payments before that time and date.   Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “The Rights Offering – Expiration of the Rights Offering.”

If you hold your shares through a broker, dealer or other nominee, you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights.  For further information see "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders".

If you do not timely exercise your rights in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

Q:           Will Pointer require a minimum dollar amount of subscriptions to consummate the rights offering?

A:           No.  There is no minimum subscription requirement to consummate the rights offering. However, DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full.

Q:           What is the over-subscription commitment?

A:           In connection with the rights offering, DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full.  DBSI is not receiving any compensation for its over-subscription commitment.

Q:           Is exercising my subscription rights risky?

A:           The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our ordinary shares) involves a high degree of risk.  Exercising your subscription rights means buying ordinary shares and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference herein before deciding to exercise your subscription rights.

Q:           After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:           No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $2.90 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.  Any rights not exercised at or before the expiration date will expire worthless without any payment to the holders for those unexercised rights.

Q:           Can the board of directors cancel, terminate or amend the rights offering?

A:           Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason prior to 5:00 p.m. New York City time (midnight, Israel time) on July 26, 2012.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying shareholders of the cancellation or termination, and any money received from subscribing shareholders will be promptly returned, without interest or deduction. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Q:           What should I do if I want to participate in the rights offering but my ordinary shares are held in the name of my broker, dealer, bank or other nominee and not in my name?

A:   Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer, bank or trustee, rather than in their own name, must contact that nominee to exercise their rights.  In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above. See "The Rights Offering- Exercise of Rights by Beneficial Owners Who Are Not Record Holders".

Q:           Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:           We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights.  However, if you exercise your subscription rights and/or sell any underlying ordinary shares through a broker, dealer, bank or other nominee, you will be responsible for any fees charged by your broker, dealer, bank or other nominee.

Q:           What is the recommendation of the board of directors regarding the rights offering?

A:           None of Pointer, our board of directors or the subscription agent is making any recommendation as to whether or not you should exercise your subscription rights.  You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q:           How was the $2.90 per share subscription price established?

A:           Our board of directors determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the market price of our ordinary shares at the time the price was established, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our ordinary shares.

            The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell any ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On June 18, 2012, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was  $2.90 per share.

Q:           What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:           A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Material U.S. Federal Income Tax Considerations.”

Q:           What are the Israeli income tax consequences of receiving or exercising my subscription rights?

A:           An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering.  See “Certain Israeli Tax Considerations.”

Q:           How many ordinary shares will be outstanding after the rights offering?

A:           The number of ordinary shares that will be outstanding immediately after the completion of the rights offering will be 5,555,558 ordinary shares (assuming no exercise of outstanding options).

Q:           If I exercise my subscription rights, how will I receive ordinary shares in the rights offering?

A:           The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date.   American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register maintained by it promptly after such date.  Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Q.           How will this rights offering affect the price of our ordinary shares on NASDAQ?

A.           NASDAQ will not reduce the opening price of our ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights.  The NASDAQ Ex-day for the rights offering will be the first trading day on NASDAQ following the record date and therefore will be July 2, 2012.

Q:           Who is the subscription agent for the rights offering?

A:           The subscription agent is American Stock Transfer & Trust Company, LLC.  The address for delivery to the subscription agent is as follows:

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If delivering by mail:

 American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

Your delivery to the subscription agent to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q:           What should I do if I have other questions?

A:           If you have any questions or need further information about the rights offering, please contact Zvi Fried, our Chief Financial Officer, at  972-3-572-3111 during normal business hours in Israel.  For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus.  This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Our Business

We were incorporated in July 1991 as a corporation under the laws of the State of Israel and are subject to the Israeli Companies Law 1999 - 5759.

We are a leading provider of mobile resource management, or MRM products and services for the automotive and insurance industries.  Through our Cellocator segment, we design, develop and produce leading MRM products, which include devices for asset tracking, fleet management and security products for sale to third party operators providing MRM services in Europe, Latin America and Israel, as well as to our Pointer segment. For the communication systems required in our products, we utilize either radio frequency or GPRS/GSM technologies. Through our Pointer segment, we act as an operator primarily in Israel, Argentina, Mexico, Brazil and Romania by bundling our products together with a range of services including stolen vehicle retrieval services and fleet management services, and also provide roadside assistance services and emergency home repair services for sale to insurance companies, fleets and individual customers. In 2011, revenues generated by our Cellocator segment represented 20% of our total revenues, and revenues generated by our Pointer segment represented 80% of our total revenues.

            Our principal place of business is located at 14 Hamelacha Street Afek Industrial Park, Rosh Haayin 48091, Israel, and our telephone number is 972-3-572-3111.  Our agent for service in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, and their telephone number is 302-738-6680. Our website is www.pointer.com.  The information on our website is not incorporated by reference into this prospectus.

Recent Developments

Delisting from the Tel Aviv Stock Exchange

In January 2012, we announced that our Board of Directors resolved to delist our ordinary shares from the TASE. The delisting was effective as of April 17, 2012, with the last trading date on the TASE being April 15, 2012.  The delisting in Israel does not affect our continued listing on the NASDAQ Capital Market in the United States.

Bridge Loan.

To enable us to expand our international operations on May 2, 2012, Bank Hapoalim Ltd. provided us with a bridge loan in the principal amount of US$1 million (the “Bridge Loan”). The loan is due and payable in full on the earlier of (i) the completion of this rights offering and (ii) December 31, 2012. The loan accrues interest at an annual floating rate of LIBOR plus 3.65%, calculated from the date of the loan, with the interest payable monthly. We intend to use part of the proceeds from this rights offering for the repayment of the bridge loan.

Private Placement

Immediately prior to the filing hereof, we completed the previously announced private placement of 50,000 of our ordinary shares to DBSI, at a price per share of $2.95, which is equal to the closing price of our ordinary shares on the NASDAQ Capital Market on April 20, 2012 (the last trading day prior to signing the subscription agreement).  The sale of 50,000 ordinary shares to DBSI was completed for the purpose of enabling DBSI to hold in excess of 45% of the issued share capital of the Company, thereby enabling it to participate on the same basis as all of the Company's shareholders, in this rights offering. The private placement was approved by our shareholders at an extraordinary general meeting held on June 7, 2012.

SUMMARY OF THE RIGHTS OFFERING

Securities Offered
We are distributing at no charge to the holders of our ordinary shares as of the close of business on June 29, 2012, which we refer to as the record date, subscription rights to purchase up to an aggregate of 644,034 of our ordinary shares.  We will distribute one right to the holder of record of every 7.626 ordinary shares that is held by the holder of record on the record date.  Based on 4,911,524 shares outstanding on the date hereof, we will issue 644,034 rights in the rights offering.  We expect the total subscription price for the subscription rights offered in the rights offering to be approximately $1.87 million, assuming full participation in the rights offering.

Basic Subscription Right
Each right, which we refer to as the basic subscription right, entitles the holder to purchase, for the subscription price of $2.90, one ordinary share.  Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

Over-Subscription Right
Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  If an insufficient number of shares are available to satisfy fully the over-subscription requests, then the available shares will be distributed proportionately among subscription rights holders who exercised their over-subscription right, based on the number of over-subscription rights to which they subscribed.  Any excess subscription price payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Record Date	Close of business on June 29, 2012.
Commencement Date of Subscription Period	After 5:00 p.m., New York City time (midnight, Israel time) on June 29, 2012.
Expiration Date of Subscription Period
5:00 p.m., New York City time (midnight, Israel time) on July 26, 2012, unless we decide to terminate the rights offering earlier.  We or the subscription agent must actually receive all required documents and payments before that time and date.

Subscription Price	$2.90 per right, payable in immediately available funds.
Over-subscription Commitment
DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full. As of the date of this prospectus, DBSI beneficially owns approximately 45.5% of our outstanding shares.

Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used to repay the Bridge Loan and for general working capital purposes, including supporting our foreign subsidiaries and expanding our existing foreign operations.

Transferability	The rights may not be sold or transferred except by operation of law.
No Recommendation
Our board of directors makes no recommendation to you about whether you should exercise any rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.
U.S. Federal Income Tax Considerations
A U.S. holder of ordinary shares likely will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights.  You should consult your own tax advisor as to the particular consequences.  For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Israeli Income Tax Considerations
An Israeli holder of ordinary shares likely will not recognize any income, gain or loss for Israeli income tax purposes in connection with the receipt or exercise of subscription rights; however, no tax ruling from the Israeli Income Tax Authority has been or will be sought for the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Certain Israeli Tax Considerations.”

Termination, Cancellation and Amendment
We may terminate or cancel the offering in our sole discretion at any time on or before July 26, 2012 for any reason (including, without limitation, a change in the market price of our ordinary shares).  If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights.  Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Procedure for Exercising Rights
If you are the record holder of our ordinary shares, to exercise your rights you must complete the subscription rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, LLC together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a record holder that resides in Israel, rather than exercising via the subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices in Rosh Haayin, Israel, accompanied by evidence of a wire transfer to Pointer Telocation Ltd.  Payment to us should be denominated in U.S. dollars .

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering – Methods for Exercising Rights--Shareholders Whose Ordinary Shares are Held by a Nominee”.

U.S. Subscription Agent	American Stock Transfer & Trust Company, LLC
Questions	If you have any questions or need further information about the rights offering, please contact Zvi Fried, our Chief Financial Officer at 972-3-572-3111, during normal business hours in Israel.
Shares Outstanding on the Date of this Prospectus	4,911,524 shares outstanding as of the date of this prospectus (which excludes 317,016 ordinary shares issuable upon the exercise of outstanding options).
Shares Outstanding after Completion of the Rights Offering
5,555,558 of our ordinary shares will be outstanding immediately after the completion of the rights offering, assuming full participation in the rights offering (which excludes 317,016 ordinary shares issuable upon the exercise of outstanding options).

Issuance of Our Ordinary Shares
The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date.

American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register maintained by it promptly after such date.  Beneficial owners of our ordinary shares whose shares are held by a nominee will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.

Risk Factors	Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”
Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading Market
Our ordinary shares are listed on the NASDAQ Capital Market under the ticker symbol “PNTR.”  The ordinary shares issued in the rights offering will also be listed for trading on the NASDAQ Capital Market. The rights will not be listed on any trading market.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that we will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.”  We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk.  Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment.  You should carefully consider the risk factors described in our periodic reports filed with the SEC, including those specified in Item 3 to our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 29, 2012 in the section captioned “Risk Factors”, which is incorporated by reference in this prospectus, as well as the risk factors set forth below. You should carefully consider these risks together with the other information in this prospectus before deciding to invest in our securities.

Risks Relating to the Rights Offering

Your interest in our company may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their subscription rights.

Certain of our directors beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

DBSI, our controlling shareholder, beneficially owns 2,237,191 ordinary shares, or approximately 45.5%, of our outstanding ordinary shares as of the date hereof.  As office holders of DBSI, two of our directors, Mr. Yossi Ben Shalom and Barak Dotan may be considered the beneficial owners of the shares owned by DBSI.  DBSI has undertaken to exercise its basic subscription right in full and its over-subscription right in full. As a result, if the offering is completed, the beneficial ownership of DBSI will likely increase.  This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares.  This concentration of ownership may also adversely affect our share price.

The rights offering may cause the price of our ordinary shares to decrease.

The subscription price, together with the number of ordinary shares we propose to issue and ultimately will issue if the rights offering is completed, may result in an immediate decrease in the market value of our ordinary shares.  This decrease may continue after the completion of the rights offering.  If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price.  Further, if a substantial number of rights are exercised and the holders of the ordinary shares received upon exercise of those rights choose to sell some or all of those ordinary shares, the resulting sales could depress the market price of our ordinary shares.  Following the exercise of your rights you may not be able to sell your ordinary shares at a price equal to or greater than the subscription price.

You could be committed to buying ordinary shares above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise (unless we amend the terms of the rights offering) even if you later learn information that you consider to be unfavorable to the exercise of your rights.  The market price of our ordinary shares may decline prior to the expiration of the rights offering or a subscribing rights holder may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

 If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us.  If we terminate the rights offering, all rights will expire worthless.

Our ordinary share price may be volatile as a result of the rights offering.

The trading price of our ordinary shares may fluctuate substantially.  The price of the ordinary shares that will prevail in the market after the rights offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the factors described under “– Risks Relating to Our Ordinary Shares - Volatility of the market price of our ordinary shares could adversely affect our shareholders and us.”

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of our ordinary shares.  After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

We plan to use the proceeds of the rights offering primarily to repay the Bridge Loan and for general working capital purposes, including supporting our foreign subsidiaries and expanding our existing foreign operations. However, we will not be restricted to such uses and will have broad discretion in determining how the proceeds of the rights offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering.  Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering.  Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent or us prior to 5:00 p.m., New York City time (midnight, Israel time), on the expiration date (July 26, 2012).  If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own prior to 5:00 p.m., New York City time (midnight, Israel time) on the expiration date.   We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

If you fail to follow the subscription procedures that apply to your exercise in the rights offering, we may, depending on the circumstances, reject your subscription or accept it only partially.  Neither we, nor the subscription agent, undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive any, or all of, the amount of rights for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.  You may not receive any, or all of, the amount of rights for which you over-subscribed.  If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

The receipt of rights may be treated as a taxable distribution to you.

We believe that the distribution of subscription rights in the rights offering likely will be non-taxable under U.S. federal income tax laws.   However, this position is not binding on the Internal Revenue Service or the courts,  and if the rights offering were deemed to be part of a “disproportionate distribution” under U.S. income tax laws, a U.S. holder’s receipt of subscription rights in the rights offering could be taxable.  Each U.S. holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it. Please see the discussion under “Material U.S. Federal Income Tax Considerations” below.

The distribution of subscription rights in the rights offering likely will be non-taxable under Israeli income tax laws.  Please see the discussion under “Certain Israeli Tax Considerations” below.  However, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.  Each Israeli resident holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

USE OF PROCEEDS

We estimate that the net proceeds from the rights offering will be approximately $1.79 million, assuming full participation in the rights offering and after deducting expenses related to the rights offering payable by us estimated at approximately $80,000.

We intend to use the net proceeds received from the exercise of the rights primarily to repay the Bridge Loan and for general working capital purposes, including supporting our foreign subsidiaries and expanding our existing foreign operations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2012 (i) on an actual basis and (ii) on an as adjusted basis to give effect to (a) the issuance of 50,000 ordinary shares to DBSI, our controlling shareholder, in a private placement that was completed immediately prior to the filing hereof at a price of $2.95 per share for aggregate proceeds of $147,500, (b) the issuance of 644,034 ordinary shares in the rights offering, assuming the exercise of all of the subscription rights at a subscription price of $2.90 per ordinary share with aggregate proceeds of approximately $1.87 million, (c) the receipt of the Bridge Loan in the amount of $1 million and the repayment of the Bridge Loan in the amount of $1.012 million, including interest, and (d) the receipt by us of aggregate net proceeds of approximately $1.935 million from the private placement and the rights offering after deducting our payment of estimated offering expenses.

You should read the table together with our audited financial statements for the year ended December 31, 2011 and notes thereto, included in our Annual Report on Form 20-F for the year ended December 31, 2011 and our earnings report for the first quarter of 2012.

	As of March 31, 2012
	Actual	As Adjusted
	(U.S. dollars in thousands) Unaudited
Cash and cash equivalents	$764	$2,699
Total current assets	25,029	26,964

Shareholders’ Equity
Share Capital

Ordinary shares of NIS 3 par value;
Authorized: 8,000,000 shares; Issued and outstanding actual: 4,861,524 shares; Issued and outstanding, as adjusted 5,555,558	3,354	3,892
Additional paid-in capital	118,697	120,094
Accumulated other comprehensive income	1,420	1,420
Accumulated Deficit	(96,580)	(96,580)
Total Pointer Telocation Ltd's shareholders’ equity	$26,891	$28,826

MARKETS AND SHARE PRICE HISTORY

Between June 1994 and April 1997, and commencing again on October 31, 1997, until August 2002, our ordinary shares were quoted on NASDAQ Capital Market. Between April 17, 1997 and October 30, 1997, and commencing again as of August 2002, our shares were traded on the OTC Bulletin Board. On November 16, 2005, our ordinary shares resumed trading on the NASDAQ Capital Market under the symbol NXUS and on February 21, 2006 our ordinary shares began trading under a new symbol, PNTR. The table below sets forth the high and low prices of our ordinary shares in U.S. dollars, as reported by the NASDAQ Capital Market during the indicated periods.

Period	High	Low
Last six calendar months
May 2012	2.89	2.25
April 2012	3.05	2.60
March 2012	3.10	2.65
February 2012	3.12	2.85
January 2012	4.00	3.17
December 2011	4.35	3.2
Financial quarters during the past two years
First Quarter 2012	4.18	2.72
Fourth Quarter 2011	4.74	3.20
Third Quarter 2011	5.00	3.71
Second Quarter 2011	6.42	4.43
First Quarter 2011	6.25	4.80
Fourth Quarter 2010	7.09	6.04
Third Quarter 2010	7.46	6.24
Second Quarter 2010	7.70	5.72
Five most recent financial years
2011	6.42	3.20
2010	7.70	5.72
2009	7.00	2.73
2008	7.20	2.70
2007	14.53	6.00

On December 19, 2006, we commenced listing our ordinary shares on the Tel Aviv Stock Exchange, or TASE, in Israel under the symbol “PNTR”. However, our ordinary shares were delisted from the TASE effective as of April 17, 2012, with the last trading date on the TASE being April 15, 2012. The delisting in Israel does not affect our continued listing on the NASDAQ Capital Market in the United States.

The following table sets forth, for the periods indicated, the high and low reported sales prices, in NIS, of our ordinary shares on the TASE:

Period	High	Low
Last six calendar months
April 2012 (through April 16)	11	10
March 2012	12	10
February 2012	11	10
January 2012	15	12
December 2011	14	13
November 2011	16	14
October 2011	17	15
Financial quarters during the past two years
First Quarter 2012	15	10
Fourth Quarter 2011	17	13
Third Quarter 2011	18	13
Second Quarter 2011	22	15
First Quarter 2011	23	18
Fourth Quarter 2010	26	22
Third Quarter 2010	29	25
Second Quarter 2010	30	22
Five most recent full financial years
2011	23	13
2010	30	22
2009	27	11
2008	27	11
2007	58	23

DILUTION

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share.  Our net tangible book value as of March 31, 2012 was approximately $26,891,000, or $5.53 per ordinary share (based upon 4,861,524 of our ordinary shares outstanding as of such date).  Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding.  Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on an offering of 644,034 ordinary shares at an offering price of $2.90 per share and after deducting estimated offering expenses payable by us of approximately $80,000, and the application of the estimated $1.79 million of net proceeds from the rights offering and $147,500 proceeds from the sale of 50,000 ordinary shares in a private placement to DBSI, our controlling shareholder, that was completed immediately prior to the filing hereof, our pro forma net tangible book value as of March 31, 2012 would have been approximately $28.8 million or $5.19 per share.  This represents an immediate dilution in pro forma net tangible book value to existing shareholders of $0.34 per ordinary share and an immediate increase to purchasers in the rights offering of $2.29 per ordinary share.

The following table illustrates this per share increase to reflect the completion of the private placement of 50,000 of our ordinary shares to DBSI, at a price of $2.95 per share, and assuming a fully subscribed rights offering of 644,034 ordinary shares at the subscription price of $2.90 per share:

Subscription price		$2.90
Net tangible book value per ordinary share prior to the rights offering	$5.53
Dilution in net tangible book value per ordinary share attributable to the rights offering	$0.34
Pro forma net tangible book value per share after the rights offering		$5.19
Increase in net tangible book value per share to purchasers		$2.29

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our ordinary shares as of the close of business on June 29, 2012, subscription rights to purchase up to an aggregate of 644,034 of our ordinary shares.  We expect the total subscription price for the rights offered in the rights offering to be approximately $1.87 million, assuming full exercise of all the subscription rights.  See below for additional information regarding subscription by DTC participants.

Each shareholder is being issued one right for every 7.626 ordinary shares owned on the record date.  Each right carries with it a basic subscription right and an over-subscription right.  Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering.  See below “Fractional Securities.”

Each right entitles the holder to purchase, at the subscription price of $2.90, one ordinary share.  We refer to this as the basic subscription right.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional rights that remain unsubscribed as a result of any unexercised basic subscription rights.  We refer to this as the over-subscription right.  You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription rights to which they subscribed.  Your rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.  See below “Fractional Securities.”

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares.  For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission.

The rights are exercisable beginning after 5:00 p.m., New York City time on June 29, 2012 and ending on July 26, 2012 at 5:00 p.m., New York City time, unless we decide to terminate the rights offering earlier.  If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.   Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights.  See “The Rights Offering – Methods for Exercising Rights--Shareholders Whose Ordinary Shares are Held by a Nominee.”

The rights will be evidenced by subscription rights certificates which will be mailed to shareholders.  The subscription rights will not be tradable on any stock exchange or market.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. will be deemed to be the holders of the rights that are issued to Cede & Co.

There is no minimum subscription amount.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) exercise its basic subscription right in full, (ii) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional ordinary shares it is willing to acquire pursuant to its over-subscription right and (iii) concurrently deliver the subscription payment related to its over-subscription right at the time it makes payment for its basic subscription right in accordance with the procedures described in this prospectus.

If there are sufficient remaining rights, all over-subscription requests will be honored in full.  If requests for rights pursuant to the over-subscription right exceed the remaining rights available, the available remaining rights will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription rights to which they subscribe.  The percentage of remaining rights each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole ordinary shares.  The allocation process will assure that the total number of remaining rights available for over-subscriptions is distributed on a pro rata basis.  The formula to be used in allocating the available over-subscription rights is as follows:

[Number of Over-Subscription Rights Subscribed for by an Exercising Rights Holder]	X	Total Rights Available for Rights Holders Exercising Their Over-Subscription Right
[Total Number of Over-Subscription Rights Subscribed for by All Exercising Rights Holders]

Rights payments for basic subscriptions and over-subscriptions will be segregated upon receipt by the subscription agent or us, as applicable, pending a final determination of the number of ordinary shares to be issued pursuant to the over subscription right.  If the prorated amount of rights allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent or us on your behalf will be returned to you promptly without interest or deduction.

Brokers, dealers, banks and other nominee holders of rights, including DTC members, will be required to certify to the subscription agent before any over-subscription right may be exercised with respect to any particular beneficial owner as to (i) the number of rights exercised pursuant to such beneficial owner’s basic subscription right and (ii) the number of rights subscribed for pursuant to the over-subscription right of such beneficial owner.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Fractional Securities

We will issue only whole numbers of securities in the rights offering.  Accordingly, if you are entitled to receive a fraction of a subscriptions right in the rights offering, we will round down to the nearest whole number.  With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC, such rounding will be made with respect to each record and beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

 Over-subscription Commitment

DBSI, our controlling shareholder, has undertaken to exercise its basic subscription right in full and its over-subscription right in full. As of the date of this prospectus, DBSI beneficially owns approximately 45.5% of our outstanding shares.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time on July 26, 2012, unless we decide to terminate the rights offering earlier.  We may not extend the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to exercising your basic and over-subscription rights and as to the proper time and form of payment of the subscription price.    See "Methods of Exercise of Rights for Record Holders" for the deadlines and other details regarding exercising subscription rights.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders for those unexercised rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent or Pointer receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation, Termination and Amendment of the Rights Offering

No Revocation.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our ordinary shares is below the $2.90 per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.

Termination; Cancellation.  We may cancel or terminate the rights offering in our sole discretion at any time prior to 5:00 p.m. New York City time (midnight, Israel time) on July 26, 2012, for any reason (including, without limitation, a change in the market price of our ordinary shares).  Any cancellation or termination of the rights offering will be followed as promptly as practicable by an announcement.

No Amendments. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering.

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds to repay the Bridge Loan and for general working capital purposes, including supporting our foreign subsidiaries and expanding our existing foreign operations.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

In approving the rights offering, our board of directors determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the market price of our ordinary shares at the time the price was established, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our ordinary shares.

The subscription price does not necessarily bear any relationship to any other established criteria for value.  You should not consider the subscription price as an indication of value of our company or our ordinary shares.  You should not assume or expect that, after the rights offering, our ordinary shares will trade at or above the subscription price in any given time period.  The market price of our ordinary shares may decline during or after the rights offering, and you may not be able to sell the shares of our ordinary shares purchased during the rights offering at a price equal to or greater than the subscription price.  You should obtain a current quote for our ordinary shares before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.  On June 18, 2012, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was $2.90 per share.

Methods of Exercise of Rights for Record Holders

American Stock Transfer & Trust Company, LLC will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co for the benefit of brokers, dealers, banks and other nominees.  The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $12,500 plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC.  The rights certificate will be accompanied by a copy of this prospectus, and on the back of the rights certificate will be a rights exercise form.

 If you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed exercise form on the back of your rights certificate to American Stock Transfer & Trust Company, LLC, together with payment in full of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right, by 5:00 p.m., New York City time (midnight Israel time), on July 26, 2012.  Completed subscription rights certificates of record holders and payment for the exercise of your rights must be sent to the subscription agent by one of the methods described below.

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

If delivering by mail:

 American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

If you are a US record holder, delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

All payments to the subscription agent must be in U.S. dollars by bank check drawn upon a United States or foreign bank or branch and payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent.”  Payment also may be made by wire transfer to the account maintained by American Stock Transfer & Trust Company, LLC for this rights offering at JP Morgan Chase, ABA # 021000021, A/C # 530-354624; Beneficiary: American Stock Transfer; Reference: “AST as Depository Agent for Pointer Telocation Ltd.”; JP Morgan Chase swift code: CHASUS33, with reference to the rights holder's name.

If you are a holder of our ordinary shares that is registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC and you reside in Israel, rather than exercising via the subscription agent, you may, at your option, exercise your subscription rights by delivering your executed subscription rights certificate to our offices at 14 Hamelacha Street, Afek Industrial Park, Rosh Haayin 48091, Israel, Attention: Zvi Fried, CFO, accompanied by evidence of a wire transfer.  Payment to us must be denominated in U.S. dollars.  Any wire transfer to us should be sent to the following account of Pointer Telocation Ltd.: Bank Hapoalim, 50 Rothschild, Tel Aviv, Branch 600; Account No. 543203; IBAN: IL59-0126-0000-0000-0543-203; Swift Code: POALILIT, Reference: “Rights Offering” with reference to the rights holder’s name.  Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time (midnight, Israel time), on July 26, 2012.  We may agree to accept other forms of payment requested by you.

The subscription agent or we, as applicable, will segregate all funds received prior to the final payment date pending proration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the subscription agent or us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent or us and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on July 26, 2012.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent or Pointer, as applicable, reserves the right to take any or all of the following actions: (i) reallocate the ordinary shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the basic subscription and any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

 Exercise of Rights by Beneficial Owners Who Are Not Record Holders

If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a member of DTC), rather than in your own name, you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights.  If you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration of the subscription period in order to ensure timely delivery of a subscription rights certificate reflecting your exercise.  Your nominee will instruct you as to the proper time and form of payment of the subscription price.  In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions.  You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription certificates.  A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful.  We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate.  Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Not Transferable

The subscription rights may not be sold or transferred except by operation of law and will not be tradable on any trading market.

Delivery of Share Certificates

The issuance of ordinary shares purchased in the rights offering will be made as soon as practicable after the expiration date.

If you are a record holder and the subscription agent has received your duly completed exercise form and your payment has cleared, certificates representing the ordinary shares that you acquired in the rights offering will be mailed to you promptly after such date.

Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank, rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on such date.  Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

 Our Share Price Following the Rights Offering

NASDAQ will not reduce the opening price of our ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights.  The NASDAQ Ex-day for the rights offering will be the first trading day on NASDAQ following the record date and therefore will be July 2, 2012.

ERISA and Tax Considerations for U.S. Retirement Plans

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, fiduciary responsibility requirements may impact the exercise of rights by fiduciaries acting on behalf of U.S. retirement and other employee benefit plans. Any fiduciary of such a plan should carefully consider, taking into account the facts and circumstances of the plan, whether exercising subscription rights is consistent with its fiduciary responsibilities under ERISA, including, among other considerations, whether exercising such rights is consistent with prudence and diversification requirements of the plan and permitted under the plan instruments and investment policy, and whether the exercise is solely in the interest of the participants and beneficiaries of the plan.

Moreover, ERISA and the Internal Revenue Code of 1986, as amended, or the Code, contain prohibited transaction rules that may preclude the exercise of rights by employee benefit plans and other plans that are subject to Section 4975 of the Code, including, individual retirement accounts, or IRAs.  Specifically, these rules prohibit transactions between a plan and persons who have certain specified relationships to the plan, that is “parties in interest” to plans subject to ERISA and “disqualified persons” to plans subject to Section 4975 of the Code.  The U.S. Department of Labor, or the DOL, has issued exemptions for certain prohibited transactions, and subscription rights exercised pursuant to and in accordance with one or more prohibited transaction class exemptions, or PTCEs, may be exempt, including, PTCE 84-14 (an exemption for certain transactions determined by independent qualified professional asset manager, PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts), and PTCE 96-23 (an exemption for certain transactions effected by in-house asset managers).  If the exercise of subscription rights on behalf of a plan were to be a non-exempt prohibited transaction, the purchase of ordinary shares might have to be rescinded.  Moreover, under certain circumstances, a prohibited transaction with an IRA could disqualify the IRA for tax purposes.

The retirement plans of U.S. governmental entities or churches may be subject to fiduciary requirements and prohibited transaction rules similar to the above, under other applicable laws.  In addition, plans should also be aware that if they borrow in order to finance the exercise of subscription rights, the plans may become subject to the tax on unrelated business income under Section 511 of the Code.  If any portion of an IRA is used as security for a loan, the portion so used is treated as distributed to the IRA owner for tax purposes.

Due to the complexity of the foregoing rules and the penalties for noncompliance, persons exercising subscription rights on behalf of plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and Code.

If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please contact Zvi Fried, our Chief Financial Officer, at 972-3-572-3111during normal business hours in Israel.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences of the receipt, ownership, exercise, and expiration of subscription rights distributed to U.S. Holders (as defined below) pursuant to the rights offering.  This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof and the U.S./Israel Income Tax Treaty, all as of the date hereof and all of which are subject to change (possibly with retroactive effect) or different interpretations.  For purposes of this summary, a “U.S. Holder” will be deemed to refer only to any of the following holders of our ordinary shares:

☐	an individual who is either a U.S. citizen or a resident of the United States for U.S. federal income tax purposes;

☐	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

☐	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; and

☐
a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders by reason of their particular circumstances, including potential application of the U.S. federal alternative minimum tax, any aspect of state, local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. federal income tax laws.  In addition, this summary is directed only to U.S. Holders who hold our ordinary shares as “capital assets” within the meaning of Section 1221 of the Code and does not address the considerations that may be applicable to particular classes of U.S. Holders, including financial institutions, regulated investment companies, real estate investment trusts, pension funds, insurance companies, broker-dealers, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities and partners or other equity owners in such partnerships or pass-through entities, U.S. Holders whose functional currency is not the U.S. dollar, U.S. Holders who have elected mark-to-market accounting, U.S. Holders who acquired our ordinary shares through the exercise of options or otherwise as compensation, U.S. Holders who hold our ordinary shares as part of a “straddle,” “hedge” or “conversion transaction,” U.S. Holders selling our ordinary shares short, U.S. Holders deemed to have sold our ordinary shares in a “constructive sale,” and U.S. Holders, directly, indirectly or through attribution, of 10% or more (by vote or value) of our outstanding ordinary shares.

Each U.S. Holder should consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of the receipt, ownership, exercise, sale and expiration of subscription rights, including the effects of applicable tax treaties, state, local, foreign or other tax laws and possible changes in the tax laws.

Issuance of Subscription Rights

A U.S. Holder’s receipt of subscription rights pursuant to the rights offering likely will not be taxable under U.S. federal income tax laws.  The distribution of the subscription rights would be taxable under U.S. federal income tax laws if it were part of a “disproportionate distribution,” that is, if it were to have the effect of the receipt of cash or other property by some holders of our ordinary shares and an increase in the proportionate interest of other holders of our ordinary shares in our assets or earnings and profits.  The following discussion of the material U.S. federal income tax consequences of the rights offering assumes that U.S. Holders will not be subject to U.S. federal income tax upon the receipt of subscription rights pursuant to the rights offering.

Tax Basis and Holding Period of Subscription Rights

A U.S. Holder’s tax basis in subscription rights received pursuant to the rights offering generally must be determined by allocating such U.S. Holder’s tax basis in his, her or its ordinary shares between such ordinary shares and the subscription rights based on their respective fair market values on the date of the rights distribution.  If the fair market value of the subscription rights is less than 15% of the fair market value (on the date of distribution) of the ordinary shares with respect to which the rights are distributed, however, the U.S. Holder’s tax basis in the subscription rights received pursuant to the rights offering will be zero, unless such U.S. Holder irrevocably elects (in his, her or its U.S. federal income tax return for the tax year in which the subscription rights are received) to allocate a portion of the tax basis of his, her or its ordinary shares to such subscription rights as described in the preceding sentence.  Tax basis may not be allocated to subscription rights which expire without having been exercised at the end of the subscription period.  The holding period of subscription rights received pursuant to the rights offering will include the holding period of the ordinary shares with respect to which the subscription rights were distributed.

 Expiration of Subscription Rights

If a U.S. Holder does not exercise his, her or its subscription rights prior to the end of the subscription period and such U.S. Holder continues to hold the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder will recognize no gain or loss and his, her or its tax basis in the ordinary shares with respect to which the subscription rights were distributed will be equal to such U. S. Holder’s tax basis in such ordinary shares before receipt of the subscription rights.  If a U.S. Holder’s subscription rights expire without exercise after the U.S. Holder has disposed of the ordinary shares with respect to which the subscription rights were distributed, such U.S. Holder likely would recognize a capital loss which generally would be treated as U.S.-source capital loss for purposes of computing any allowable U.S. foreign tax credit.  Such capital loss would be short-term or long-term capital loss, depending on the U.S. Holder’s holding period with respect to the subscription rights, determined as described in “– Tax Basis and Holding Period of Subscription Rights” above.  Deductions for capital losses are subject to limitations under the Code.

Exercise of Subscription Rights; Tax Basis and Holding Period of Ordinary Shares

A U.S. Holder will not recognize any gain or loss upon the exercise of subscription rights.  A U.S. Holder’s initial tax basis in each share received upon the exercise of a subscription right will be equal to the sum of the subscription price paid plus the U.S. Holder’s tax basis, if any, in such subscription right, determined as described in “–Tax Basis and Holding Period of Subscription Rights” above.

A U.S. Holder’s holding period for the ordinary shares acquired upon the exercise of a subscription right will begin on the date of exercise.

If a U.S. Holder exercises a subscription right received in the rights offering after disposing of ordinary shares at a loss, or if a U.S. Holder disposes of ordinary shares at a loss soon after exercising a subscription right, the deductibility of such loss resulting from the sale of the ordinary shares may be limited under the “wash sale” rules in Section 1091 of the Code.  U.S. Holders should consult their tax advisors regarding the potential application of these rules.

Acquisition, Ownership and Disposition of Ordinary Shares

For a discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our ordinary shares, including the taxation of any dividends paid with respect to our ordinary shares, the treatment of a U.S. Holder’s sale or other disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes, see “Item 10E. Taxation – United States Federal Income Tax Consequences” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares and the potential application of U.S. information reporting requirements and backup withholding taxes.

CERTAIN ISRAELI TAX CONSIDERATIONS

The following summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law.  To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question.  The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.  Each holder of ordinary shares is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the rights offering to him, her or it.

The Distribution of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.  The law distinguishes between real gain and inflationary surplus.  The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale.  The real gain is the excess of the total capital gain over the inflationary surplus.

Provisions of Israeli tax law may treat a sale of securities listed on a stock exchange differently than the sale of other securities.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is currently 25% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Substantial Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including together with others, at least 10% of any means of control in the company, the tax rate shall be 30%.  However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) shareholders who acquired their shares prior to an initial public offering (who may be subject to different rules).  Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed shares, currently at the rate of 25%.

Section 94(d) of the Israeli Income Tax Ordinance [New Version], 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.”  Section 94(a) of the Tax Ordinance provides that bonus shares will be deemed to have been purchased on the date that the shares in respect of which the bonus shares were issued, defined as the Principal Shares, were purchased.  In addition, the section provides that the original cost (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original cost of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares.  In accordance with Section 94(e) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the Finance Committee of the Israeli Knesset, promulgate rules for calculating the amount of the benefit component.  Such rules have not been published.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their shares prior to an initial public offering, and that the gains were not derived through a permanent establishment maintained by such shareholders in Israel.  However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In certain instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or the unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel.  In such case, the Treaty U.S. Resident could be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.  The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

 EXPENSES ASSOCIATED WITH THE RIGHTS OFFERING

We have agreed to pay all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and transfer agent and subscription agent fees.  We estimate that the expenses for which we will be responsible in connection with the rights offering will be approximately $80,000.  The following table sets forth the various expenses expected to be incurred by us in connection with the rights offering.  All amounts shown are estimates.

Printing, EDGAR and mailing fees	$7,500
Legal fees and expenses	60,000
Subscription agent fees and expenses	12,500
Total expenses	$80,000

PLAN OF DISTRIBUTION

Immediately following the record date of this rights offering, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all holders of record of our ordinary shares on June 29, 2012.  If you wish to exercise your basic subscription rights and the over-subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering - Methods for Exercising Rights.”

LEGAL MATTERS

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel.  Certain legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2010 and 2011 have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent auditors, as stated in their report and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. As noted in the "Report of Independent Registered Public Accounting Firm" signed by Kost Forer Gabbay & Kasierer on March 29, 2012, Kost Forer Gabbay& Kasierer did not audit the financial statement of certain subsidiaries, whose financial statements were audited by other auditors whose reports were furnished to Kost Forer Gabbay & Kasierer by such auditors.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC.  Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.  We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 29, 2012.

•	Our Report on Form 6-K furnished to the SEC on May 30, 2012;

•	Any reports on Form 6-K to the extent that we indicate they are incorporated by reference into the registration statement of which this prospectus supplement forms a part;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by this prospectus; and

•
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on March 17, 1994 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Pointer Telocation Ltd.
14 Hamelacha Street, Afek Industrial Park,
Rosh Haayin 48091, Israel
Tel: 972-3-572-3111
Attn: Zvi Fried

You may also obtain information about us by visiting our website at www.pointer.com.  Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations.  Our affairs may change after this prospectus or any supplement is distributed.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PROSPECTUS

Pointer Telocation Ltd.

U.S. $25,000,000
Ordinary Shares
Capital Notes
Debt Securities
Subscription Rights
Warrants
Units

We may offer and sell under this prospectus, from time to time, any combination of the securities described in this prospectus, either individually or in units, in one or more offerings, up to an aggregate of U.S.$25,000,000.

             Our ordinary shares currently trade on the Nasdaq Capital Market under the symbol "PNTR" and on the Tel Aviv Stock Exchange, or TASE, under the same symbol.  On May 26, 2010, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $6.20 per share and on the Tel Aviv Stock Exchange was NIS 24.79 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed and the date when we expect trading to begin.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 29.

On May 26, 2010 the aggregate market value of our outstanding ordinary shares held by non-affiliates was $14,173,193. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 10 AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 7, 2010.

TABLE OF CONTENTS
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ABOUT THIS PROSPECTUS

              You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.   We are not making, nor will we make, an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction where the offer or sale or solicitation is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

       We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement as relevant.  You should read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” And "Incorporation of Information by Reference."   The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to  "the Company," "we," "us" and "our" refer to Pointer Telocation Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

ABOUT POINTER TELOCATION LTD.

Our Business

We were incorporated in July 1991 as a corporation under the laws of the State of Israel and are subject to the Israeli Companies Law 1999 - 5759.

We are a leading provider of services to the automotive industry, insurance companies and vehicle fleets, including road-side assistance and towing services, stolen vehicle retrieval services and fleet management services. We provide services, for the most part, in Israel, through our subsidiary Shagrir Systems Ltd., or Shagrir, and in Argentina, Mexico, Brazil and Romania through our local subsidiaries and affiliates. We also develop, manufacture, market and sell products relating to these types of services to independent operators in 25 countries, including cellular monitoring units, fleet management software and mobile resource management software used for fleet command and control centers.

Our principal place of business is located at 14 Hamelacha Street Afek Industrial Park, Rosh Haayin 48091, Israel, and our telephone number is 972-3-572-3111.  Our agent for service in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, and their telephone number is 302-738-6680. Our address on the Internet is www.pointer.com.  The Information on our web site is not incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience , that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.”  We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports filed with or furnished to the SEC since the filing of our most recent Annual Report on Form 20-F and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Year ended December 31,
	2009	2008	2007	2006	2005
		(In dollars)
Earnings (losses) before tax on income	2,089	5,261	1,381	2,295	(2,727)

Earnings (losses) before fixed charges	2,089	5,261	1,381	2,295	(2,727)

FIXED CHARGES:

Interest expenses	1,775	1,639	1,871	2,282	3,549
Amortization discount on long term loan		704		204	266
The noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(303)

Total fixed charges	1,472	2,343	1,871	2,486	3,815

Adjusted earnings (losses)	3,561	7,604	3,252	4,781	1,088

Ratio of earnings to fixed charges	2.42	3.25	1.74	1.92	¹

¹ Due to the loss recorded in 2005 the ratio coverage was less than 1:1.  The Company would have needed to generate additional earnings of $ 2.7 million in order to achieve coverage of 1:1.

MARKET PRICE DATA

Between June 1994 and April 1997, and commencing again on October 31, 1997 until August 2002, our ordinary shares were quoted on NASDAQ Capital Market under the symbol NXUS. Between April 17, 1997, and October 30, 1997, and commencing again as of August 2002, the OTC Bulletin Board reported trading in our ordinary shares under the symbol NXUS which later changed to the symbol NXUSF. On November 16, 2005, our ordinary shares resumed trading on the NASDAQ Capital Market under the symbol NXUS. On February 21, 2006 our ordinary shares began trading under a new symbol, PNTR.  The table below sets forth the high and low bid prices of our ordinary shares, as reported by NASDAQ Capital Market during the indicated periods. On December 19, 2006, we commenced listing our ordinary shares on the Tel Aviv Stock Exchange, or TASE, in Israel under the symbol “PNTR”.

The following table sets forth, for each of the full financial quarters in the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Capital Market  and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
	(In dollars)		(In NIS)
2008
First quarter	6.95	4.23	27	15
Second quarter	7.2	4.62	24	16
Third quarter	7.18	5.23	27	18
Fourth quarter	6.66	2.70	22	11

2009
First quarter	4.06	2.85	17	11
Second quarter	4.25	2.73	17	13
Third quarter	4.75	3.66	17	15
Fourth quarter	7.00	4.38	27	17

2010
First quarter	7.52	6.41	30	24
Second quarter (through May 26)	7.09	5.72	26	22

Monthly Share Price Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Capital  Market and the Tel Aviv Stock Exchange:

	NASDAQ in usd		Tel Aviv Stock Exchange in nis
	High	Low	High	Low

April 2010	7.09	6.19	25.62	24.52
March 2010	7.38	6.52	27.24	24.16
February 2010	7.52	6.8	29.94	24.72
2010 January	6.99	6.41	25.40	23.72
December 2009	7.00	6.15	26.96	22.83
November 2009	6.25	4.7	23.48	19.21

On May 26, 2010, the last reported price of our ordinary shares on the TASE was NIS 24.79.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents short-term debt, long-term debt and our shareholders' equity as of December 31, 2009, in U.S. dollars on an actual basis.  The financial data is derived from our annual audited consolidated financial statements as of December 31, 2009.

As of December 31, 2009
(U.S. Dollars, in thousands)

Cash and cash equivalents	3,209

Short-term bank credit and current maturities of long-term loans	9,146
Long-term loans from banks	14,493
Long-term loans from shareholders and others	963

SHAREHOLDERS’ EQUITY

Pointer Telocation Ltd. shareholders' equity:
Share capital
Ordinary shares of NIS 3 par value -
Authorized: 8,000,000 shares at December 31, 2009; Issued and outstanding: 4,752,931 shares at December 31, 2009	3,266
Additional paid-in capital	118,348
Accumulated other comprehensive income	1,541
Accumulated deficit	(89,346)

Total Pointer Telocation Ltd. shareholders' equity	33,809

Non-controlling interest	7,670

Total shareholders’ equity	41,479

DIVIDEND POLICY

We do not anticipate paying cash dividends in the foreseeable future. Our Board of Directors will decide whether to declare any cash dividends in the future based on the conditions then existing, including our earnings and financial condition. According to the Israeli Companies Law, a company may distribute dividends out of its profits, so long as the company reasonably believes that such dividend distribution will not prevent the company from paying all its current and future debts. Profits, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years

USE OF PROCEEDS

                We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include the following:

•	working capital;
•	capital expenditures;
•	the acquisition of other companies or businesses; and
•	other purposes as mentioned in any prospectus supplement.

       We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

        Based upon our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material Israeli and U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	ordinary shares;

•	capital notes

•	debt securities;

•	subscription rights;

•	warrants;

•	units; and

•	any combination of the foregoing securities.

     In this prospectus, we will refer to the ordinary shares, capital notes, debt securities, purchase contracts, subscription rights, warrants, and units collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $25,000,000.

    This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.  Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

DESCRIPTION OF ORDINARY SHARES

Our registered share capital consists of a single class of ordinary shares, par value NIS 3.00 per share.  As of April 30, 2010, our authorized share capital consisted of 8,000,000 ordinary shares, and there were 4,771,181 of our ordinary shares issued and outstanding.

            All our issued and outstanding ordinary shares are fully paid and non-assessable and are issued in registered form.  Our ordinary shares do not have preemptive rights and there are no sinking fund provisions applicable to our ordinary shares.

The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock.  Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our memorandum of association and articles of association, as amended, each of which are on file with the SEC. See “Where You Can Find More Information.”

     Corporate Powers. We were incorporated and registered under the laws of the State of Israel  on July 17, 1991 under the registration number 52-0041476-6.  The legal and commercial name of our company is Pointer Telocation Ltd. We were originally incorporated under the name Nexus Telecommunications Systems Ltd. We changed our name to Nexus Telocation Systems Ltd. in December 1997 and to Pointer Telocation Ltd. in January 2006. The principal legislation under which we operate is the Israeli Companies Law, 5759-1999, as amended.    Pursuant to our Articles of Association and Memorandum of Association we may engage in any business which is not prohibited by law in force in the State of Israel.

             Rights to Own Securities.  Our ordinary shares may be freely held and traded pursuant to the General Permit and the Currency Control Law of the State of Israel.  The ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

      Share Rights, Preferences and Restrictions. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law, 1999, or Companies Law. Our board of directors is authorized to declare dividends, although we anticipate that, for the foreseeable future, we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

      Holders of ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders.  Subject to the provisions set forth in Section 46B of the Israeli Securities Law, 1968, such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights.  The ordinary shares do not have cumulative voting rights in the election of directors.  Thus, the holders of ordinary shares conferring more than 50% of the voting power have the power to elect all of the Company's directors, to the exclusion of the remaining shareholders.

      Our shareholders do not have liability for capital calls of the Company, except for any unpaid sum in respect of shares held by a shareholder which is not, by the terms of allotment thereof or otherwise, payable at a fixed time.  With regards to such unpaid sum, the shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors.

       We may redeem any of our own shares for such fair value as determined by a resolution of directors, as long as that such redemption is out of retained earnings and there is no reasonable concern that the redemption will keep the company from meeting its existing and expected obligations when they fall due.

       Modification of Class Rights.  The rights attached to any class (unlike otherwise provided by the terms of issue of such class), such as voting, rights to dividends and the like, may be varied with the consent in writing of, or sanction of a resolution passed by, the holders of a majority of the issued shares of that class at a separate general meeting of the holders of shares of such class.

      Meetings of Shareholders.

              An annual general meeting of our shareholders shall be held once in every calendar year, but in no event later than fifteen (15) months after the previous annual general meeting, at such time and at such place either within or without the State of Israel as may be determined by our board of directors.

              Our board of directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the board of directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

       Each shareholder of record is entitled to receive prior notice of a meeting of shareholders delivered no less than 21 days prior to the date of such meeting (though there are instances pursuant to the Companies Law which may require advance notice of a meeting of shareholders of up to 35 days ).

       The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding, or representing, at least 33% of the voting rights of the issued share capital.  A meeting adjourned for lack of a quorum is generally adjourned to the same day in the next week, at the same time and place, or to any time and place as the chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment.  If at such reconvened meeting a quorum is not present within half an hour from the time appointed for holding the meeting, two shareholders present in person or by proxy will constitute a quorum, regardless of the number of shares represented.

Directors.  Under the Israeli Companies Law, compensation of directors generally requires the approval of the audit committee, the board of directors and the stockholders. The Israeli Companies Law requires that a director or other officeholder promptly disclose any "personal interest" that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In the case of a transaction with a director or officeholder or with another person in which a director or officeholder has a "personal interest" which is not an extraordinary transaction, subject to the director or officeholder's disclosure of his or her interest, board approval is generally sufficient for the approval of the transaction. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the board of directors and the audit committee. An extraordinary transaction is defined as a transaction not in the ordinary course of the company's business, not on market terms, or that is likely to have a material impact on the company's profitability, property or obligations. In some circumstances shareholder approval is also required. The transaction must not be adverse to the company's interest. Generally, a director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.  There is no age limit requirement for retirement or non-retirement of directors.  A director shall not require a share qualification.

Each director is elected to serve until the next annual general meeting of shareholders and until his or her successor has been elected, except with respect to external directors as defined under the Israeli Companies Law.  Under the Israeli Companies Law, companies registered under the laws of Israel the shares of which have been offered to the public in or outside of Israel are required to appoint no less than two external directors.  The initial term of an outside director is three years and may be extended for one additional term of three years.  Currently, the Company has two outside directors, Gil Oren and Zvi Rotenberg, who were elected to their initial terms on July 10, 2008.

        Mergers and Acquisitions.   There are no specific provisions of our Memorandum or Articles of Association that would have an effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, certain provisions of the Companies Law may have such effect.

                A merger of the Company shall require the approval of the holders of a majority of the voting power represented at the annual or special general meeting in person or by proxy or by written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

                The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company's outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

        If as a result of an acquisition of shares the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

        The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

DESCRIPTION OF CAPITAL NOTES

We may from time to time offer and sell under this prospectus capital notes, refer to herein as equity equivalent capital notes.  When we offer to sell a particular series of capital notes, we will describe the specific terms of the series in a prospectus supplement.  We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of capital notes.

The capital notes are instruments of equity and not debt. Unless otherwise specified in a prospectus supplement, (i) the face amounts of the capital notes will not bear interest nor will they be linked to any index, (ii) the face amounts of the capital notes will only payable by us out of distributions made upon the winding-up, liquidation or dissolution of our company on a pari passu and pro rata basis with the holders of our ordinary shares and (iii) we will have no right to prepay or redeem the equity equivalent capital notes. In addition, the holder may at any time, convert the face amount of the equity equivalent capital notes, in whole or in part, without payment of any additional consideration, into ordinary shares at a conversion price agreed with the holder. The equity equivalent capital notes have no maturity date and the right to convert into shares does not expire.

       The terms of any particular series of equity equivalent capital notes will be set forth in the purchase agreement with the purchasers and the governing capital note certificate, each of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The foregoing summary of the equity equivalent capital notes is not complete.  We encourage you to read the purchase agreement and capital note certificate, because they, and not this summary, will govern your rights as a holder of equity equivalent capital notes.

DESCRIPTION OF DEBT SECURITIES

   This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

   We may offer under this prospectus up to $25,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $25,000,000.  We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

   The debt securities will be issued under an indenture between us and a trustee, the form of which the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.  We have summarized the general features of the debt securities to be governed by the indenture.  The summary is not complete.  The executed indenture will be incorporated by reference from a report on Form 6-K.  We encourage you to read the actual indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities.

Additional Information

   The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.  The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

   We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount.  Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series.  Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series.  These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

 We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the title;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;
•	the maturity date;
•
the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any securities;
•	classification as senior or subordinated debt securities;
•
in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of our in right of payment, whether the other indebtedness is outstanding or not;

•
the terms on which any series of debt securities may be convertible into or exchangeable for our common stock or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

•	the place where payments will be payable;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;
•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	any listing of a series of debt securities on a securities exchange or market;
•	the denominations in which we will issue the series of debt securities; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of an entity acting as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture.  No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;
•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;
•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
•
No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.  The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time.  In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and
•
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments.  We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•
reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•
waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;
•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series.  If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements.  Among other things:

•
we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment.  In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of Israel, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Israel.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

         The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF WARRANTS

              We may issue warrants to purchase equity securities issued by the Company under this prospectus. Warrants may be issued independently or together with any other securities issued by the Company under this prospectus and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

    The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the provisions for changes or adjustments in exercise price, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

              We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

       Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

              Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

                 We may sell the securities being offered hereby in any one or more of the following methods from time to time:

•	to or through one or more underwriters on a firm commitment or best efforts basis;

•
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through privately negotiated transactions;

•	directly to purchasers, including our affiliates;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•
in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

•	in any combination of these methods of sale.

      The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges or markets on which such securities may be listed. and

•	any delayed delivery arrangements.

       The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

       If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

       Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

       We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

                If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

       Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

       Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

       We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

               Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.  We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

       If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

       One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

       The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm's compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

       Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts.  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

       In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

   An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

   All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through “general” and “special” permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new “General Permit” providing that foreign currency transactions are generally permitted, although some restrictions still apply. For example, foreign currency transactions by institutional investors are restricted, including futures contracts between foreign and Israeli residents if one of the base assets is Israeli currency, unless this is a fixed price forward contract for a period of less than one month. Investments outside of Israel by pension funds and insurers are also restricted. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account.

Under Israeli law, non-residents of Israel who purchase ordinary shares with certain non-Israeli currencies (including dollars) may freely repatriate in such non-Israeli currencies all amounts received in Israeli currency in respect of the ordinary shares, whether as a dividend, as a liquidating distribution, or as proceeds from any sale in Israel of the ordinary shares, provided in each case that any applicable Israeli income tax is paid or withheld on such amounts.  The conversion into the non-Israeli currency must be made at the rate of exchange prevailing at the time of conversion.Our ordinary shares may be freely held and traded pursuant to the general permit and the Currency Control Law of the State of Israel.  The ownership or voting of ordinary shares by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

           The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$1,782.50
Legal fees and expenses	$20,000
fees and expenses Accountants	$2,000
Printing fees	$2,000
Miscellaneous	$4,000
Total	$29,782.50

LEGAL MATTERS

       Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.  Yigal Arnon & Co., Tel Aviv, Israel will pass upon matters of Israeli law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement..

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2009 have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. As noted in the "Report of Independent Registered Public Accounting Firm" signed by Kost Forer Gabbay & Kasierer on March 24, 2010 and included in our Annual Report on Form 20-F for the year ended December 31, 2009, Kost Forer Gabbay& Kasierer did not audit the financial statement of certain subsidiaries, whose financial statements were audited by other auditors whose reports were furnished to Kost Forer Gabbay & Kasierer by such auditors.

MATERIAL CHANGES

None

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of the assets of such persons and of ours are located outside the United States.  For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “Service and enforcement of legal process” under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F−3 under the Securities Act, with respect to the securities offered by this prospectus.  The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

       We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC's regional offices.  You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).  As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. These Securities and Exchange Commission filings may also be available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services.

       A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Pointer Telocation Ltd., 14 Hamelacha Street Afek Industrial Park, Rosh Haayin 48091, Israel, Tel: 972-3-572-3111, Attn.: Corporate Secretary, and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC.  Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.  We incorporate by reference the documents listed below, and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

The following documents furnished or filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed with the SEC on March 25, 2010.

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•
The description of our securities contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on March 17, 1994 under the Exchange Act and any amendment or report filed for the purpose of updating that description.

              We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.  The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

       Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

       We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Pointer Telocation Ltd.
14 Hamelacha Street Afek Industrial Park,
Rosh Haayin 48091, Israel
Tel: 972-3-572-3111
Attn.: Zvi Fried

You may also obtain information about us by visiting our website at www.pointer.com.  Information contained in our website is not part of this prospectus.

              You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations.  Our affairs may change after this prospectus or any supplement is distributed.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.